As filed with the Securities and Exchange Commission on August 6, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________

AIR METHODS CORPORATION
(Exact name of registrant as specified in its charter)
___________________

Delaware	84-0915893
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7301 South Peoria
Englewood, Colorado 80112
(303) 792-7400
(Address of principal executive offices)

AMENDED AND RESTATED 2006 EQUITY COMPENSATION PLAN
(Full title of the plan)
___________________

Aaron D. Todd
Chief Executive Officer
Air Methods Corporation
7301 South Peoria
Englewood, Colorado 80112
(303) 792-7400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
Peter H. Schwartz, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☑

Non-Accelerated Filer ☐ (do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Securities	to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee

Common Stock, par value $0.06 per share	400,000 shares	$31.38	$12,552,000	$894.96 (3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional and indeterminate number of shares of common stock of the registrant, par value $0.06 per share (“Common Stock”), to be offered or issued as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purposes of calculating the registration fee.  Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the registrant’s Common Stock on August 3, 2010, as reported on NASDAQ.

(3)
Air Methods Corporation (the “Company”) registered a total of 600,000 shares of Common Stock under a Registration Statement on Form S-8 (Registration No. 333-138771) (the “Original Registration Statement”) filed with the Securities and Exchange Commission on November 16, 2006.  In connection with the Original Registration Statement, the Company paid a registration fee of $1,645.45.  The Company is registering an additional 400,000 shares of Common Stock under this Registration Statement on Form S-8 relating to the Company’s Amended and Restated 2006 Equity Compensation Plan and, pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.

EXPLANATORY NOTE

Air Methods Corporation (the “Company”) has previously filed a registration statement on Form S-8 relating to its 2006 Equity Compensation Plan, File No. 333-138771 (the “Prior Registration Statement”). On June 17, 2010, the Company’s shareholders approved an amendment to the 2006 Equity Compensation Plan (the “2006 Amended Plan”). The 2006 Amended Plan increased the number of shares of common stock available for issuance under such plan from 600,000 to 1,000,000. Accordingly, this Registration Statement on Form S-8 is being filed to register the additional 400,000 shares of common stock available for issuance under the 2006 Amended Plan. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including each of the documents filed as exhibits thereto, are incorporated by reference herein except as otherwise updated or modified by this filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed by Air Methods Corporation (the “Company”) with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement, other than information in a report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in connection with such information:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 12, 2010;

2.	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 7, 2010 and for the quarter ended June 30, 2010, filed with the SEC on August 6, 2010;

3.	The Company’s Current Reports on Form 8-K, filed with the SEC on May 20, 2010 and June 18, 2010;

4.
The description of the Company’s capital stock set forth in the Company’s registration statement on Form 8A, filed with the SEC on May 20, 1992 (File No. 1-11153), and any amendment or report filed for the purpose of updating such description.

In addition, all reports and documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents, other than information in a Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in connection with such information.

Any statement contained in this Registration Statement, in an amendment hereto, or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all documents incorporated by reference herein (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Air Methods Corporation, 7301 South Peoria, Englewood, Colorado 80112, Attention: Secretary; Telephone: (303) 792-7400.

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ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”), authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article IX of the Company’s certificate of incorporation generally provides that the Company will indemnify its directors and officers and certain other persons to the extent permitted by the DGCL.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Company.

As permitted by the DGCL, Article VIII of the Company’s certificate of incorporation eliminates in certain circumstances the monetary liability of its directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions by the director not in good faith;

•	for acts or omissions by the director involving intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which relates to the declaration of dividends and purchase or redemption of shares in violation of the DGCL; and

•	for any transaction from which the director derived an improper personal benefit.

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ITEM 8.	EXHIBITS

Exhibit No.	Description of Exhibit

4.1
Amended and Restated 2006 Equity Compensation Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2010)

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page of this registration statement)

ITEM 9.	UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, State of Colorado, on this 5th day of August, 2010.

AIR METHODS CORPORATION
By:	/s/ Aaron D. Todd
Name:	Aaron D. Todd
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aaron D. Todd and Trent J. Carman, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Aaron D. Todd	President, Chief Executive	August 5, 2010
Aaron D. Todd	Officer, and Director
(Principal Executive Officer)

/s/ Trent J. Carman	Chief Financial Officer	August 5, 2010
Trent J. Carman	(Principal Financial Officer)

/s/ Sharon J. Keck	Chief Accounting Officer and Controller	August 5, 2010
Sharon J. Keck	(Principal Accounting Officer)

/s/ George W. Belsey	Chairman of the Board of Directors	August 5, 2010
George W. Belsey

/s/ Ralph J. Bernstein	Director	August 5, 2010
Ralph J. Bernstein

/s/ Mark D. Carleton	Director	August 5, 2010
Mark D. Carleton

/s/ Samuel H. Gray	Director	August 5, 2010
Samuel H. Gray

/s/ C. David Kikumoto	Director	August 5, 2010
C. David Kikumoto

/s/ MG Carl H. McNair, Jr.	Director	August 5, 2010
MG Carl H. McNair, Jr.

/s/ Lowell D. Miller, Ph.D.	Director	August 5, 2010
Lowell D. Miller, Ph.D.

/s/ David A. Roehr	Director	August 5, 2010
David A. Roehr

/s/ Morad Tahbaz	Director	August 5, 2010
Morad Tahbaz

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Davis Graham & Stubbs LLP
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm